Exhibit (a)(6)

Vital Images, Inc.

Tender Offer

Cash Purchase of Stock Options

Basics of the Tender Offer

•                  Company offers to purchase certain employee stock options for cash

•                  “Eligible options” are those with an exercise price of at least $25

•                  Eligible options include vested and unvested options

•                  Offer is open until 11:59 p.m. Central Time on March 19, 2010

Participation in the Tender Offer

•                  Offer is open to all employees who remain employed with the company through the offer period

•                  Participation in the tender offer is voluntary

•                  If you do not participate, the terms and conditions of your options will remain unchanged

Reasons for the Tender Offer

•                  Underwater options have low incentive and retention value

•                  Reduce the company’s overhang (the percentage of outstanding stock reserved for issuance upon exercise of options)

•                  Tendering unvested options will reduce future compensation expense on financial statements and potential stockholder dilution

Tender Offer Documents

•                  Offer to Purchase

•                  Includes a summary Q&A, complete details of the offer, and instructions for tendering your options

•                  Election Form

•                  Lists all eligible options you hold and cash payment being offered

•                  Must check the appropriate box next to options you wish to tender, sign, and date

•                  DO NOT have to tender all grants, but DO have to tender all shares in each grant you elect to tender

•                  Form must be submitted by 11:59 p.m. on March 19, 2010

•                  Withdrawal Form

•                  Elections can be changed or withdrawn before 11:59 p.m. on March 19, 2010

Cash Payment

•                  Cash payments equal 80% of the amount determined by the Black-Scholes option pricing model

•                  Black-Scholes is a widely used model

•                  Discounted to cover costs and account for stock price volatility

•                  Cash payments will be distributed through the first payroll after March 19, 2010

•                  Applicable tax withholding will be applied

For More Information

•                  Contact Mary Ellen Vitello at 952-540-3530 or mvitello@vitalimages.com with questions

•                  See the tender offer documents and the reports about our company we file with the SEC at www.sec.gov or the company’s website

•                  You should consult your personal financial and tax advisors before deciding whether to tender any of your eligible options